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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                           FIRST PRIORITY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                  270 Duffy Avenue, Hicksville, New York 11801
                    (Address of principal executive offices)

         New York                                                11-2750412
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                  Registrant's telephone number: (516) 938-1010

Securities to be registered pursuant to Section 12(b) of the Act: None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. |_|
If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. |_|

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.015 per share

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Item 1. Description of Registrant's Securities to be Registered.

The Registrant is offering its common stock, par value $.015 per share (the "Common Stock") for registration under Section 12(g) of The Securities Exchange Act of 1934. As of October 1, 1996, the Registrant had issued and outstanding 5,883,883 shares of common stock with a total of 20 million shares authorized.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Item 2. Exhibits.

Not applicable

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

First Priority Group, Inc.

Hicksville, New York                        Date: October 3, 1996

By: Barry Siegel
    Barry Siegel
    Co-Chairman of the Board,
    Co-Chief Executive Officer,
    Treasurer and Secretary

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